Exhibit 5

FOURTH AMENDMENT TO RIGHTS AGREEMENT

     THIS FOURTH AMENDMENT TO RIGHTS AGREEMENT is made and entered into as the 30th day of July 2004, to further amend the Rights Agreement, dated as of June 4, 1996, between QLogic Corporation, a Delaware corporation (the “Company”), and Harris Trust and Savings Bank (the “Rights Agent”), as previously amended as of November 19, 1997 (the “First Amendment”), as of January 24, 2000 (the “Second Amendment”), and as of January 9, 2003 (the “Third Amendment”), at the direction of the Company.

     WHEREAS, the Company and the Rights Agent have previously adopted the First Amendment as of November 19, 1997, the Second Amendment as of January 24, 2000 and the Third Amendment as of January 9, 2003;

     WHEREAS, the Distribution Date, as defined in the Rights Agreement, has not yet occurred;

     WHEREAS, none of the members of the Board of Directors approving the amendment to the Rights Agreement on July 29, 2004 was elected by stockholder action by written consent or at a special meeting of stockholders (a meeting other than a regularly scheduled annual meeting);

     WHEREAS, the Board of Directors has determined that it is in the best interests of the stockholders of the Company that the Rights Agreement be further amended as set forth below and directs that this Fourth Amendment be adopted by resolution approved on July 29, 2004; and

     WHEREAS, Section 27 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, amend any provision of the Rights Agreement without the approval of holders of Common Stock.

     NOW THEREFORE, the parties agree to amend the Rights Agreement as follows:

1.      Section 1(g) of the Rights Agreement which currently sets forth a definition of “Continuing Director” shall be amended by deleting the current text entirely and replacing it with the phrase “intentionally omitted.”

2.      Each and every reference in the Rights Agreement to “Continuing Directors” shall be changed to and replaced with the phrase “the Board of Directors.”

3.      Section 23(a) shall be amended and restated in its entirety to read as follows:

“(a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the close of business on the tenth day following the Stock Acquisition Date, or such later date as may be determined by action of the Board of Directors (or, if the

Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth day following the Record Date, or such later date as may be determined by action of the Board of Directors, or (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $ .001 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”); provided , however, that if, following the occurrence of a Stock Acquisition Date and following expiration of the right of redemption hereunder but prior to any Triggering Event, (i) a person who is an Acquiring Person shall have transferred or otherwise disposed of a number of shares of Common Stock in one transaction or series of transactions, not directly or indirectly involving the Company, or any of its Subsidiaries, which did not result in the occurrence of a Triggering Event such that such Person is thereafter a Beneficial Owner of 10% or less of the outstanding shares of Common Stock, and (ii) there are no other Persons, immediately following the occurrence of the event described in clause (i), who are Acquiring Persons, then the right of redemption herein shall be reinstated and thereafter be subject to the provisions of this Section 23. Notwithstanding anything contained in this Agreement to the contrary, a Distribution Date shall not occur and the Rights shall not be exercisable until such time as the Company’s right of redemption hereunder has expired. The Company may, at its option, pay the Redemption price in cash, shares of Common Stock (based on the “current market price’” as defined in Section 11(d)(i) hereof, of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors.”

4.      Section 27 of the Rights Agreement (as previously amended) currently reads:

“SUPPLEMENTS AND AMENDMENTS. This Agreement may be supplemented or amended at the times and for the purposes set forth below; provided however, that in the event that a majority of the Board of Directors of the Company is elected by stockholder action by written consent or at a special meeting of stockholders (a meeting other than a regularly scheduled annual meeting), no proposed supplement or amendment to this Agreement shall be effective until the earlier to occur of (i) the 180th day following the effectiveness of such election or (ii) the next regular annual meeting of shareholders of the Company following the effectiveness of such election (including any postponement or adjournment thereof). Prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock. From and after the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, however, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.”

shall be amended to delete the first sentence of Section 27 so that Section 27 shall now read in its entirety as follows:

“SUPPLEMENTS AND AMENDMENTS. Prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock. From and after the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); provided, however, this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.”

2.      Except as set forth herein, the Rights Agreement as previously amended by the First Amendment, the Second Amendment and the Third Amendment, shall remain in full force and effect, and the terms not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first set forth above.

QLOGIC CORPORATION
By:	/s/ ANTHONY J. MASSETTI
Anthony J. Massetti
Vice President and Chief Financial Officer

HARRIS TRUST AND SAVINGS BANK
By:	/s/ MARTIN J. MCHALE, JR.
Name: Martin J. McHale, Jr.
Title: Vice President

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